EXHIBIT 99.2
FIFTH AMENDMENT TO LEASE AGREEMENT
     THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Fifth Amendment”) is made as of December 10, 2007, by and between ARE-10505 ROSELLE STREET, LLC, a Delaware limited liability company (“Landlord”), and SGX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), formerly known as STRUCTURAL GENOMIX, INC.
RECITALS
     A. Landlord and Tenant are parties to that certain Lease Agreement dated as of September 20, 1999, as amended by that certain First Amendment to Lease Agreement dated as of May 31, 2000, as amended by that certain Second Amendment to Lease Agreement dated as of May 18, 2000, as amended by that certain Third Amendment to Lease Agreement dated as of August 30, 2005, as amended by that certain Third Amendment to Lease Agreement dated as of August 30, 2005, and as further amended by that certain Fourth Amendment to Lease Agreement dated as of March 28, 2007 (as amended, the “Lease”), pursuant to which Tenant leases certain space containing approximately 17,603 rentable square feet in a building located at 10505 Roselle Street, San Diego, California (the “Building”). Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
     B. ARE-3770 TANSY STREET, LLC, a Delaware limited liability company (“Landlord’s Affiliate”), and Tenant are parties to that certain Lease Agreement dated as of May 18, 2000 (as the same has been amended, the “Other Lease”), pursuant to which Tenant leases certain space containing approximately 15,410 rentable square feet in a building located at 3770 Tansy Street, San Diego, California (the “Other Building”).
     C. The Term of the Lease expires on December 31, 2007.
     D. Landlord and Tenant desire to amend the Lease to, among other things, extend the Term of the Lease through September 30, 2013, subject to the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.	Term. The definition of Term on Page 1 of the Lease is hereby amended and restated in its entirety as follows:
“Term: From the Commencement Date until September 30, 2013.”
2.	Base Rent. Tenant shall continue paying Base Rent as provided for in the Lease until December 31, 2007. Commencing on January 1, 2008, Tenant shall be required to pay Base Rent in the amount of $39,606.75 per month. Thereafter, on January 1 of each calendar year during the Term, monthly Base Rent shall be increased by multiplying the Base Rent payable immediately before such adjustment date by 4% and adding the resulting amount to the Base Rent payable immediately before such adjustment date.

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3.	Improvement Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $88,015 (the “Allowance”). Tenant may use all or any portion of such amount for Improvements (as hereinafter defined) at either the Building or the Other Building. As used herein, “Improvements” mean (i) construction of improvements at the Building (or, if applicable, the Other Building) desired by and to be performed by Tenant (subject to Landlord’s supervision) and which improvements shall be of a fixed and permanent nature, and/or (ii) cosmetic improvements at the Building (or, if applicable, the Other Building) such as carpeting and painting. Tenant acknowledges and agrees that (i) Landlord’s prior written consent shall be required with respect to the Improvements and that it shall be reasonable for Landlord to withhold its consent to any improvements which Landlord considers not to be substantially reusable after the expiration of the Term of the Lease, and (ii) upon the expiration of the Term of the Lease, the Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Allowance, Tenant shall be solely responsible for all of the costs of the Improvements. The Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. Landlord shall have the right to review and approve all contracts entered into by Tenant in connection with the Improvements including, without limitation, the provisions in such contracts dealing with insurance, indemnity and lien waivers. Landlord shall not unreasonably delay its review and approval of such contracts. Landlord shall fund the Allowance upon completion of the Improvements and upon presentation to Landlord of a draw request containing unconditional lien waivers and such other documents as are customary required by Landlord or its affiliates for construction projects. Promptly following completion of the Improvements and prior to funding by Landlord, Tenant shall provide to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work on the Improvements; and (ii) “as built” plans for the Improvements. Any portion of the Allowance not used by Tenant by December 31, 2009, shall be forfeited.
4.  Miscellaneous.
a. This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b. This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
c. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fifth Amendment attached thereto.
d. Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker was the procuring cause of the transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any

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claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to the transaction documented by this Fifth Amendment.
e. Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. Landlord hereby acknowledges that Tenant is not in default under the Lease. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.
[Signatures are on the next page.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

LANDLORD:	ARE-10505 ROSELLE STREET, LLC, a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, its managing member

	By:	ARE-QRS CORP., a Maryland corporation, its general partner

	By:	/s/ Jennifer Pappas

	Its:	SVP — RE General Counsel

TENANT:	SGX PHARMACEUTICALS, INC., a Delaware corporation
	By:	/s/ Todd Myers
Its: Chief Financial Officer

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